UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 0-30906

                             DataMirror Corporation
             (Exact name of registrant as specified in its charter)

                      3100 Steeles Avenue East, Suite 700
                        Markham, Ontario, Canada L3R 8T3
                                 (905) 415-0310
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Shares, No Par Value
           (Title of each class of securities covered by this Form)

                          Common Shares, No Par Value
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ ]     Rule 12h-3(b)(1)(i)         [ ]
         Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(1)(ii)        [ ]
         Rule 12g-4(a)(2)(i)      [X]     Rule 12h-3(b)(2)(i)         [ ]
         Rule 12g-4(a)(2)(ii)     [ ]     Rule 12h-3(b)(2)(ii)        [ ]
                                          Rule 15d-6                  [ ]


         Approximate number of holders of record as of the certification or notice date: 249

         Pursuant to the requirements of the Securities Exchange Act of 1934, DataMirror Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 4, 2005                     By:      /S/ PETER CAULEY
                                               ------------------------------
                                                     Peter Cauley
                                                     Chief Financial Officer